Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment


SUPPLEMENT DATED JULY 7, 2005
TO THE
STRATEGIC PARTNERS SMALL CAP GROWTH OPPORTUNITY FUND
A SERIES OF STRATEGIC PARTNERS MUTUAL FUNDS, INC.
PROXY STATEMENT
AND
STRATEGIC PARTNERS SMALL CAPITALIZATION GROWTH FUND
A SERIES OF STRATEGIC PARTNERS STYLE SPECIFIC FUNDS
PROXY STATEMENT
AND
STRATEGIC PARTNERS MANAGED SMALL CAP GROWTH FUND
A SERIES OF STRATEGIC PARTNERS MUTUAL FUNDS, INC.
PROSPECTUS
DATED JUNE 27, 2005

The following replaces the chart on page 12 of the combined Proxy
Statement and Prospectus under the section entitled "Management of the Companies and the Funds - Other Accounts Managed by Portfolio
Managers":


Portfolio Manager      RIC       Assets            Other
                     Accounts     of RIC         Pooled Accounts
                     Managed      Managed         Managed
Janet Campagna        35       $3,199,511,680      7
Robert Wang           35       $3,199,511,680      7
Gregory S. Weirick     3     $101,400,000         1
Richard C. Farra       3     $101,400,000         1
Joshua D. Shaskan      3     $101,400,000         1
John D. Lawrence       3     $101,400,000         1
Jeffrey J. Hoo         3       $101,400,000        1
John J. Huber          3       $101,400,000        1
Bill Wolfenden         9       $658,717,793        0


                    Assets of        Assets of
                    Other Pooled      Other       Other
                     Accounts       Accounts     Accounts
Portfolio Manager     Managed        Managed      Managed

Janet Campagna      $478,714,796   40/           $6,500,705,451/
                                   3                79,719,404
Robert Wang         $478,714,796   40/          $6,500,705,451/
                                   3               79,719,404
Gregory S. Weirick     $17,700,000    150   $2,196,000,000
Richard C. Farra       $17,700,000    150   $2,196,000,000
Joshua D. Shaskan      $17,700,000    150   $2,196,000,000
John D. Lawrence       $17,700,000    150   $2,196,000,000
Jeffrey J. Hoo         $17,700,000    150   $2,196,000,000
John J. Huber          $17,700,000    150   $2,196,000,000
Bill Wolfenden           0            7        $64,250,132


The following replaces the description of RS Investments' compensation to the portfolio manager of the portion of the Growth Fund's assets that are advised by RS Investments in the chart on page 15 of the combined Proxy Statement and Prospectus under the section entitled "Management of the Companies and the Funds - Compensation Structure and Method(s)/ Material Conflicts of Interest":

Compensation. RS Investments is an employee-owned investment firm. William J. Wolfenden III is a member of the Growth Group, an operating division of the firm with its own compensation and profit sharing structure.

In establishing salaries and bonuses, RS Investments considers information regarding industry compensation levels, which is prepared by a leading consulting firm. RS Investments sets salary and bonus levels by reference to other investment firms investing in similar categories.

In consultation with G. Randall Hecht and Terry R. Otton, Co-Chief Executive Officers of RS Investments, the leaders of the Growth Group (James L. Callinan, John L. Wallace, and William J. Wolfenden III), determined all salaries and bonuses for the Growth Group for the fiscal year ended December 31, 2004. Salaries were based on industry standards, as described above.

Bonuses within the Growth Group were based on a number of factors, including (1) pre-tax investment performance for each account managed by a portfolio manager against a relevant peer group over one- and three-year periods, with an emphasis on the most recent one-year period, and (2) experience.

Assets under management did not directly affect any individual's salary or bonus, although the amount of the Growth Group's assets under management affected the fee revenue attributable to the Growth Group, which in turn affected the maximum amount of money available for the Growth Group's aggregate salaries and bonuses.

In addition, the Growth Group's portfolio managers participated in the profits of the Growth Group based on their profit sharing percentages. The Growth Group's leaders, in consultation with Mr. Hecht and Mr. Otton, set these percentages at the beginning of each year based on a number of factors, including tenure, assets under management, long-term investment performance (compared to appropriate benchmarks), and overall contribution to the Growth Group's investment process.

Some of the Growth Group's portfolio managers also have an equity interest in RS Investments and so participate in overall firm profits in addition to Growth Group profits.